As filed with the Securities and Exchange Commission on May 26, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

___________

THE CHEFS’ WAREHOUSE, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-3031526 (I.R.S. Employer Identification No.)
100 East Ridge Road, Ridgefield, CT 06877 (203) 894-1345 (Address of principal executive offices)

The Chefs’ Warehouse, Inc. Amended and Restated 2019 Omnibus Equity Incentive Plan
(Full title of the plan)

Alexandros Aldous

General Counsel and Corporate Secretary

The Chefs’ Warehouse, Inc.

100 East Ridge Road

Ridgefield, Connecticut 06877

(203) 894-1345
(Name, address and telephone number of agent for service)

___________

Copies to:

Doreen E. Lilienfeld, Esq.

Shearman & Sterling LLP

599 Lexington Avenue, New York, NY 10022

(212) 848-7171

Gillian Emmett Moldowan, Esq.
Shearman & Sterling LLP
599 Lexington Avenue, New York, NY 10022
(212) 848-5356

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this Registration Statement by reference:

a.	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 24, 2021 (filed February 22, 2022);

b.	the Registrant’s Quarterly Reports on Form 10-Q for the period ended on March 25, 2022 (filed April 27, 2022);

c.	the Registrant’s Current Reports on Form 8-K filed January 11, 2022, February 9, 2022, March 2, 2022, March 15, 2022, April 27, 2022 and May 17, 2022;

d.	the description of the Registrant’s Common Stock which is contained in the registration statement on Form S-3 dated April 10, 2020 (Commission File No. 333-237646), including any amendments or reports filed for the purpose of updating such description; and

e.	the Registrant’s Prospectus Supplement on Form 424B2, filed May 14, 2020.

All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The Certificate of Incorporation of the Registrant provides that, to the fullest extent permitted by applicable law, a director will not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.  In addition, the Bylaws of the Registrant provide that the Registrant will indemnify each director and officer and may indemnify employees and agents, as determined by the Registrant’s board, to the fullest extent provided by the laws of the State of Delaware.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant under the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant has entered into an indemnification agreement with each of its executive officers and directors that provides, in general, that the Registrant will indemnify them to the fullest extent permitted by law in connection with their service to or on behalf of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See attached Exhibit list.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Document

3.1	Certificate of Incorporation of The Chefs’ Warehouse, Inc., as amended to date (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on August 2, 2011).

3.2	Bylaws of The Chefs’ Warehouse, Inc., as amended to date (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on January 31, 2017).

5.1*	Opinion of Shearman & Sterling LLP regarding the validity of the securities being registered.

23.1*	Consent of BDO USA, LLP, an Independent Registered Public Accounting Firm.

23.2*	Consent of Shearman & Sterling LLP (included as part of the Opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).

99.1*	The Chefs’ Warehouse, Inc. Amended and Restated 2019 Omnibus Equity Incentive Plan.

107*	Filing fee table.

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ridgefield, Connecticut on May 26, 2022.

THE CHEFS’ WAREHOUSE, INC.

By:	/s/ Alexandros Aldous
Name:	Alexandros Aldous
Title:	General Counsel, Corporate Secretary, Chief Government Relations Officer & Chief Administrative Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Alexandros Aldous his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 26th day of May, 2022.

Signature	Title

/s/ Christopher Pappas
Christopher Pappas	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ James Leddy
James Leddy	Chief Financial Officer (Principal Financial Officer)

/s/ Timothy McCauley
Timothy McCauley	Chief Accounting Officer (Principal Accounting Officer)

/s/ John Pappas
John Pappas	Director, Vice Chairman and Chief Operating Officer

/s/ Ivy Brown
Ivy Brown	Director

/s/ Dominick C. Cerbone
Dominick C. Cerbone	Director

/s/ Joseph Cugine
Joseph Cugine	Director

/s/ Steven F. Goldstone
Steven F. Goldstone	Director

/s/ Alan Guarino
Alan Guarino	Director

/s/ Stephen Hanson
Stephen Hanson	Director

/s/ Aylwin Lewis
Aylwin Lewis	Director

/s/ Katherine Oliver
Katherine Oliver	Director